UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2005

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030

(Registrant’s telephone number,

including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On July 27, 2005, pursuant to the terms of a Development, Option and License Agreement between POZEN Inc. (“POZEN” or the “Company”) and Nycomed Danmark ApS (“Nycomed”), dated as of May 15, 2003, POZEN exercised an option and was granted an exclusive license, with the right to sublicense, develop, manufacture and commercialize single-entity products and combination products containing lornoxicam in the United States (and its territories) and Canada (the “Exclusive Territory”). POZEN was granted a non-exclusive license to develop and commercialize combination products containing lornoxicam in Belgium, Germany, Greece, France, Ireland, Luxembourg, The Netherlands, Austria, Finland, Denmark, United Kingdom, Sweden, Armenia, Azerbaijan, Belarus, Estonia, Georgia, Iceland, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Moldova, Norway, Russia, Switzerland, Tajikistan, Turkmenistan, Ukraine and Uzbekistan (the “Limited Territory”). POZEN was granted a non-exclusive license to manufacture single-entity and combination products containing lornoxicam outside of the Exclusive Territory, excluding certain countries. POZEN granted Nycomed a right of first refusal with respect to the development, manufacturing and commercialization, in Iceland, Denmark, Norway, Finland, Sweden, Lithuania, Latvia, Estonia, Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine, of certain combination lornoxicam products that POZEN may develop under the Agreement.

Pursuant to the Agreement, POZEN paid Nycomed a total of $500,000 for upfront and milestone payments during the option period, and POZEN will pay Nycomed a non-refundable $500,000 payment in August 2005 to exercise the option under the Agreement. POZEN will also be obligated to pay additional milestone payments in an aggregate amount of up to $500,000 upon the occurrence of certain regulatory approvals. In addition, POZEN will be obligated to pay Nycomed specified single-digit royalties on all net sales of any licensed single-entity or combination lornoxicam products, with the amount of such royalties subject to reduction upon the occurrences of certain specified events. The obligation to pay such royalties expires on a product-by-product and country-by-country basis ten (10) years from the first commercial sale of a product in a given country. POZEN is also obligated to pay Nycomed a specified single-digit percentage of any upfront and milestone payments POZEN may receive from sublicensees up to a preset ceiling per licensee.

As a part of the Agreement, Nycomed will supply POZEN with all of its required clinical supply of active drug substance, and may also supply some clinical trial materials under certain conditions. Under the agreement, subject to Nycomed’s ability to meet a specified percentage of POZEN’s and each of its sublicensee’s requirements, POZEN and each of its sublicensees (each, a buyer) must purchase all of their required commercial supply of active drug substance from Nycomed for a minimum of 5 years. For each buyer, this exclusive 5-year purchase commitment for each of the Exclusive Territory and the Limited Territory begins with the buyer’s first commercial sale of its first licensed lornoxicam product in a particular specified country within the Exclusive Territory and the Limited Territory, respectively, as applicable.

Item 2.02. Results of Operations and Financial Condition.

On July 28, 2005, POZEN issued a press release to report the Company’s financial results for the quarter ended June 30, 2005. The full text of the press release is attached to this current report on Form 8-K as Exhibit 99.1.**

Item 8.01. Other Events.

POZEN believes, based upon recent communications with the United States Food and Drug Administration (the “FDA”) and its understanding of the FDA’s current standard for approving migraine drugs, that it is not possible to reverse the not approvable status of the new drug application for MT 300. As such, POZEN is in discussions with Valeant Pharmaceuticals North America regarding termination of the commercialization agreement for MT 300. The companies are currently trying to resolve a dispute as to whether a $1 million withdrawal fee is payable by POZEN under the terms of the commercialization agreement.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.		Description

10.1	*	Development, Option and License Agreement between POZEN Inc. and Nycomed Danmark ApS, dated as of May 15, 2003.

99.1	**	Press Release of POZEN Inc. dated July 28, 2005 reporting its financial results.

*	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

**	The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.

By:	/s/ William L Hodges
Name:William L. Hodges Title:Chief Financial Officer

Date: July 28, 2005